Exhibit 10.1

January 13, 2012

Dear Arvind,

We are very pleased to extend an offer for you to join Cray Inc. as a Senior Vice President and General Manager of Knowledge Management, reporting to me. This position is located in the Bay area (or Seattle) with a starting date of February 6, 2012. Your starting salary will be $310,000 annually (salary is payable bi-weekly and is referred to in annual terms as a convenience and does not constitute a commitment of continued employment).

The Company will also pay you a signing bonus of $40,000 as soon as practical following your hire date. In the event you voluntarily leave the Company or are terminated for “Cause” (as defined in the Executive Severance Policy) within the first twelve months of employment, you must repay the net value of the $40,000 signing bonus received after withholding, plus Cray’s associated social security tax, in full within 14 days of your termination date. You hereby agree that Cray may withhold as much of this repayment obligation as is feasible from any final payments due to you (including but not limited to unpaid salary, vacation accrual, and/or unreimbursed expenses), and that you will reimburse any remainder within 14 days of your termination date.

In addition, you are eligible to participate in the Cray Employee Bonus Plan. Your target award for 2012 is 60% of eligible base salary (prorated for the percentage of the year you are employed at Cray). The amount of the final award is determined by company and organization performance as well as your individual performance to goals (we will define your individual goals during your first month of employment).

In connection with your hire, you will receive an initial time-vested grant of 100,000 restricted shares (25% vesting at the end of years 1, 2, 3 and 4; subject to continuous service requirements). You are eligible for our currently planned equity grant in August 2012, and that grant will likely be in-line with your level and performance at the Company. Both grants will be pursuant to the applicable Cray equity plan, subject to formal approval of each grant by the Compensation Committee of Cray’s Board of Directors. Equity grants are typically made as of the seventh day of the month following the month employment commences. Obviously, we all hope that Cray prospers and that the Company’s stock reflects that success.

As a full time employee, you will be eligible for the standard full-time employee benefits package, which currently includes:

•	Medical, Dental, Vision, Short and Long Term Disability, Life, Flexible Spending and Employee Assistance Plan

•	401k Plan

•	Paid sick leave

•	Executive severance and Change of Control Plan (copy attached)

•	Education/tuition reimbursement program

•	As a corporate officer we do not track vacation time; you may take time-off as is needed/desired and appropriate without having significant impact on job performance.

Your salary and benefits are subject to change by the Company at any time, with or without cause or advance notice.

As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an “Employment Eligibility Certification”** attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement, and confirming that you have read our corporate ethics, stock trading, and foreign business policies (attached).

This offer is contingent upon successful completion of a pre-employment background investigation.

This employment opportunity, which Cray offers, is of indefinite duration and will continue as long as both you and Cray consider it of mutual benefit. Either you or Cray are free to terminate the employment relationship at will (without cause) and at any time.

Cray Inc. is dedicated to helping customers solve the most demanding, most crucial computing problems – creating new materials and life-saving drugs, predicting severe weather and climate changes, analyzing complex data structures, safeguarding national security, designing the cars and trucks we drive, and a host of other applications that benefit humanity by advancing the frontiers of science and engineering.

To indicate your acceptance of this offer, please sign and return one copy of this letter to my fax number. If you have any questions, please feel free to call me at 206-701-2000.

I am looking forward to having you be one of our top leaders at Cray and driving one of our most important initiatives!

Sincerely,

/s/ Peter J. Ungaro

Peter J. Ungaro

President and CEO

Cray Inc.

Accepted By:	/s/ Arvind Parthasarathi	Date:	January 13, 2012
Arvind Parthasarathi

**	This includes I-9 and E-Verify

An Affirmative Action, Equal Opportunity Employer